As Filed with the Securities and Exchange Commission on February 17, 1999.






               Securities and Exchange Commission
                     Washington, D.C. 20549
                    _______________________

                            FORM S-8
                     Registration Statement
                             Under
                   The Securities Act of 1993
                    ________________________

            Ultra Shield Products International, Inc.
     (Exact name of Registrant as specified in its charter)

     DELAWARE                                        77-0219055
(State or other jurisdiction of                     (IRS Employer
incorporation or organization)                       Identification No.)

   1OO96 Sixth Street, Units O-P, Rancho Cucamonga, CA 91730
  (Address of principal executive offices, including zip code)
      ____________________________________________________

         LEGAL SERVICES and INVESTOR RELATIONS AGREEMENTS
                    (Full title of the plan)
      ____________________________________________________

                        Brent J. Humphrey
                    Chief Executive Officer
           Ultra Shield Products International, Inc.
                 10096 Sixth Street, Units O-P
                Rancho Cucamonga, California 91730
            (Name and address of agent for service)

                            Copy to:

                       Bruce J. Kremers, Esq.
                       BRUCE J. KREMERS, P.C.
                          1335 Ninneman Rd.
                             P.O. Box 768
                         Troy, Montana 59935

             Total Sequentially Numbered Pages: 29

  Index to Exhibits Located on Sequentially Numbered Pages: 13

                CALCULATION OF REGISTRATION FEE

                                   Proposed  Proposed
                                   maximum   maximum
Title of                           offering  aggregate
Securities          Amount to be   price per offering  Amount of
to be registered    registered     share (1) price (1) registration fee

Shares(1)           1,267,125 Shares $.09(2) $114,041  $100.00 (3)


(1) Each Share consisting of one share of $.0001 par value common stock.
(2) The maximum offering price was calculated pursuant to Rule 457(c).
(3) Minimum fee.



               ULTRA SHIELD PRODUCTS INTERNATIONAL, INC.

    Cross Reference Sheet Required by Item 501(b) of Regulation S-K

Form S-8 Item Number and Caption               Caption in Prospectus

1.   Forepart of Registration Statement        Facing Page of Registration
     and Outside Front Cover Page              Statement and Cover Page of
     of Prospectus                             Prospectus

2.   Inside Front and Outside Back             Inside Cover Page of Prospectus
     Cover Pages of Prospectus                 and Outside Cover Page of
                                               Prospectus

3.   Summary Information, Risk                 Not Applicable
     Factors and Ratio of Earnings to
     Fixed Charges

4.   Use of Proceeds                           Not Applicable

5.   Determination of Offering Price           Not Applicable

6.   Dilution                                  Not Applicable

7.   Selling Security Holders                  Sales by Selling Shareholders

8.   Plan of Distribution                      Cover Page of Prospectus and
                                               Sales by Selling Shareholders

9.   Description of Securities to              Sales by Selling Shareholders
     be Registered

10.  Interest of Named Experts                 Not Applicable
     and Counsel

11.  Material Changes                          Not Applicable

12.  Incorporation of Certain Information      Incorporation of Certain
     by Reference                              Information by Reference

13.  Disclosure of Commission Position         Indemnification
     on Indemnification or Securities
     Act Liabilities



PROSPECTUS

                   ULTRA SHIELD PRODUCTS INTERNATIONAL, INC.

                               1,267,125 Shares


     Issued Pursuant to Legal Services and Investor Relations Agreements

     This Prospectus is part of a Registration Statement which registers 1,267,125 Shares of Ultra Shield Products International, Inc. $.0001 par value common stock. (the "Shares"). Ultra Shield Products International, Inc is a Delaware corporation (the "Company"), and has issued 1,267,125 Shares, as described herein, to Bruce J. Kremers ("BJK"), sole shareholder of Bruce J. Kremers, P.C., legal counsel ("BJKPC), and Martin Janis & Company, Inc. ("MJ"), investor relations firm, pursuant to written compensation agreements. Such securities are referred to herein as the "Shares"; and, BJK and MJ are selling shareholders under this Prospectus and are referred to herein as the "Selling Shareholders". The Company has been advised by the Selling Shareholders that they may sell all or a portion of the Shares from time to time in the over-the-counter market in negotiated transactions, directly or through brokers, or otherwise, and that such Shares will be sold at market price prevailing at the time of such sales or at negotiated prices.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor the issuance of any of the Shares under the terms of the aforementioned legal services and investor relations agreements shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                   ___________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ___________

     This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

               The date of the Prospectus is February 9, 1999.



                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to
Section 15(d) of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission can be inspected and copied at the Public Reference Section of the Commission at its principal offices located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded in the over-the-counter market.

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to 1,267,125 Shares of Company securities, issued to legal counsel and an investor relations firm pursuant to written agreements. This Prospectus, which constitutes Part I of the Registration Statement, omits certain information with respect to the Company and the Shares offered by the Prospectus. Reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office located in Washington, D.C. (at the above address) upon payment of the fees prescribed by the Rules and Regulations of the Commission, or examined free of charge.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

  1. Annual Report on Form 10-KSB for the year ended December 31, 1997
  2. Quarterly Report on Form 10-QSB for the period ended March 31, 1998
  3. Quarterly Report on Form 10-QSB for the period ended June 30, 1998
  4. Quarterly Report on Form 10-QSB for the period ended September 30, 1998

     All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of each such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to: Corporate Secretary, Ultra Shield Products International, Inc., 10096 Sixth Street, Units O-P, Rancho Cucamonga, California 91730; telephone (909)466-0081.

                                  THE COMPANY

     Ultra Shield Products International, Inc., a Delaware corporation (the "Company") engages in the development, manufacture and marketing of (i) "environmentally preferred" (as such term is used by the U.S. Environmental Protection Agency), biodegradable products utilizing cross-linking carbon molecular structures, and sold in easily dilutable concentrated form to minimize shipping and packaging costs, for cleaning, degreasing, sanitizing, dishwashing, coating and restoration applications in commercial, industrial and retail consumer settings as well as for automotive appearance enhancement; and, (ii) biological formulations designed for environmentally responsible use in bio-remediation, agricultural enhancement and water/sewage treatment applications.

     The Company's offices are located at 10096 Sixth Street, Units O-P, Rancho Cucamonga, California 91730.


                LEGAL SERVICES AND INVESTOR RELATIONS AGREEMENTS
                AND ISSUANCE OF SECURITIES IN THE FORM OF SHARES

Legal Services Agreement

     On July 27, 1994, the Company entered into a legal services agreement with Bruce J. Kremers, P.C., a Colorado Professional Corporation ("BJKPC"). This agreement has been amended at times, in writing, principally to work around cash shortages experienced by the Company. This Prospectus relates, in part, to 767,125 Shares issued to BJKPC (one of the "Selling Shareholders"), pursuant to the aforementioned agreement. Under the terms of the legal services agreement, BJKPC agreed to provide legal services with respect to corporate and securities matters.

Investor Relations Agreement

     On January 27, 1999, the Company entered into an investor relations agreement with Martin E. Janis & Company, Inc., ("MJ"), an investor relations firm. This Prospectus relates, in part, to the 500,000 Shares issued to Martin Janis & Company (one of the "Selling Shareholders"), pursuant to the aforementioned agreement. Under the terms of the investor relations agreement, MJ agreed to provide investor relations services to include the introduction of the Company and its products and representatives to members of the financial community; and, the creation and implementation of a financial publicity program.

     None of the securities to which this Prospectus relates have been issued pursuant to any program or plan and are not being administered by either the Board of Directors of the Company or any committee of the Board of Directors organized for that purpose.

Federal Income Tax Effects

     The issuance of the Shares may result in the recognition of taxable income to the Selling Shareholders. Correspondingly, the Company may be entitled to a deduction equal to the amount of ordinary income charged to the Selling Shareholder.

Restrictions Under Securities Laws

     The sale of any Shares issued under the legal services and investor relations agreements described herein must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater shareholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or other applicable exemption.

                        SALES BY SELLING SHAREHOLDERS

     The following table sets forth the name of each Selling Shareholders, the number of Shares, directly or indirectly, the number of Shares to be owned by each Selling Shareholder following sale of such Shares and the percentage ownership of the Company, as represented by the common stock component of the Shares to be owned by each Selling Shareholder following completion of such offering based on 19,907,261 shares of common stock of the Company outstanding as of the date of this Prospectus.

                                                      Shares to   Percentage
                                                      Be Owned    To Be Owned
                            Number of    Shares to    After       After
Name of Selling Shareholder Shares Owned Be Offered   Offering    Offering

Bruce J. Kremers            767,125      767,125        - 0 -      - 0 -

Martin E. Janis &           500,000      500,000        - 0 -      - 0 -
Company, Inc.

                         DESCRIPTION OF SECURITIES

Shares

     Each Share consists of one share of the Company's $.0001 par value common stock.

Stock

     Preferred Stock

     The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.0001 par value with various provisions regarding rights and preferences. No preferred shares have been issued by the Company and no issuances of preferred stock are currently contemplated by the Company.

     Common Stock

     The Company's authorized capital includes 500,000,000 shares of $.0001 par value per share common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Company's common stock could, if they chose to do so, elect all of the Company's directors.

     Upon liquidation, dissolution or winding up of the Company, the Company's assets, after payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the Company's common stock do not have preemptive rights to subscribe for any Company securities and have no right to require the Company to redeem or purchase their shares. The shares of the Company's common stock currently outstanding are fully paid and non-assessable.

     Holders of the Company's common stock are entitled to share equally in dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. The Company has not paid any cash dividends on its common stock, and, it is unlikely that any such dividends will be declared in the foreseeable future.

Transfer Agent

     The transfer agent for the Company's securities is Corporate Stock Transfer, 370 17th Street, Suite 2350, Denver, Colorado 80202.

                               LEGAL MATTERS

     Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Bruce J. Kremers, P.C., Attorneys At Law, Troy, Montana. Bruce J. Kremers, P.C. is a Selling Shareholder as described herein.

                                 EXPERTS

     The consolidated financial statements and financial statement schedules of the Company included in the Company's Annual Report and Amended Annual Report on Form 10-KSB for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Singer Lewak Greenbaum and Goldstein, LLP, independent accountants, given on the authority of such firms as experts in auditing and accounting.

                                 PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The documents listed in (a) through (k) below are incorporated by reference in this Registration Statement. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934 (the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

 (a)  Form 10-KSB for the year ended December 31, 1997
 (b)  Quarterly Report on Form 10-QSB for the period ended March 31, 1998
 (c)  Quarterly Report on Form 10-QSB for the period ended June 30, 1998
 (d)  Quarterly Report on Form 10-QSB for the period ended September 30, 1998.
 (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report referred to above.

Item 4.  Description of Securities.

     Common Stock

     The authorized capital stock of the Company includes 500,000,000 shares of $.0001 par value common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the Company's Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets, after the payment of liabilities, will be distributed pro rata to the holders of common stock. The holders of common stock do not have preemptive rights to subscribe for any Company securities and have no right to require the Company to redeem or purchase their shares. The shares of common stock presently outstanding are fully paid and non-assessable.

     Holders of common stock are entitled to share equally in dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid any cash dividends on its common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

     Preferred Stock

     The Company is also authorized to issue 10,000,000 shares of preferred stock, $.0001 par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders. As of the date of this Prospectus, no preferred stock has been issued. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by shareholders. There are no present plans to issue any such shares.

Item 5.  Interests of Named Experts and Counsel.

     BJKPC, a Selling Shareholder, is one of the Company's legal counsels.

Item 6.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, is as follows:

     (a) Article 9 of the Company's Certificate of Incorporation provides the Company's Officers and Directors the full extent of the protection offered by
Section 102(b)(7) of the General Corporation Laws of the State of Delaware.

     (b) Section 102(b)(7) of the General Corporation Laws of the State of Delaware provides that a corporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation's stockholders, (ii)for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law dealing with the liability of directors for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provisions became effective. All references in subsection 102(b)(7) to a director shall be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

     (c) The Company's Bylaws provide that the Company may indemnify its Officers and Directors to the full extent permitted by Section 145 of the General Corporation Laws of the State of Delaware.

     (d) Section 145 of the General Corporation Laws of the State of Delaware provides that a corporation may indemnify its directors and officers against expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and incurred by them in connection with any threatened, pending, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation), by reason of being or having been directors or officers, if such directors or officers acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had not reasonable cause to believe their conduct was unlawful. The indemnification provided by Seciton 145 of the General Corporation Laws of the State of Delaware is not exclusive of any other rights arising under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Act), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

     Inasmuch as those who received shares Shares pursuant to written compensation agreements with the Company are knowledgeable, sophisticated and, by virtue of their relationship and bargaining position with the Company, have had access to comprehensive information relevant to the company, and have further had the opportunity to request in depth information from the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 8.  Exhibits.

     Exhibit   Description

     5.1       Opinion of Bruce J. Kremers, P.C., re: Legality

    10.1 Legal services agreement, dated as of July 24, 1994 and amendments thereto

    24.1       Consent of Singer Lewak Greenbaum & Goldstein, LLP

    24.2       Consent of Bruce J. Kremers, P.C.

Item 9.  Undertakings.

     (1)  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the dates shown below.

Dated:  02/08/99                        ULTRA SHIELD PRODUCTS
                                        INTERNATIONAL, INC.


                                        By:/S/ Brent J. Humphrey
                                           Brent J. Humphrey, President, CEO


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:


Signatures            Title                                 Date



/S/ Brent J. Humphrey President, Chief Executive            02/08/99
Brent J. Humphrey     Officer, Principal Financial
                      and Accounting Officer
                      and Director


/S/ R. Eric Ward      Executive Vice-President              02/08/99
R. Eric Ward          and Director



/S/ Karen L. Clark    Secretary, Treasurer and              02/08/99
Karen L. Clark        Director

/S/ Kenneth Jacobs    Director                              02/08/99
Kenneth Jacobs

___________________   Director                            ________________
M. Scott Border

___________________   Director                            ________________
J.W. Rutherford



                             INDEX TO EXHIBITS

                  ULTRA SHIELD PRODUCTS INTERNATIONAL, INC.

                                                                 Sequentially
                                                                 Numbered
Exhibit No.                   Description                        Page


5.1            Opinion of Bruce J. Kremers, P.C                  14
               re: Legality

10.1           Legal services agreement and amendments           15

10.2           Investor relations agreement                      25

24.1           Consent of Singer Lewak Greenbaum &
               Goldstein, LLP                                    28

24.2           Consent of Bruce J. Kremers, P.C.                 29